Exhibit 4.16

SECURED PROMISSORY NOTE

Effective Date: February 12, 2026	U.S. $7,115,000.00

FOR VALUE RECEIVED, Braiin Limited (ACN 660 713 093), an Australian public limited company (“Borrower”), hereby unconditionally promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $7,115,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twelve (12) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of nine percent (9%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Secured Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated February __, 2026, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $585,000.00. In addition, Borrower agrees to pay $30,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $6,500,000.00 (the “Purchase Price”), computed as follows: $7,115,000.00 original principal balance, less the OID and the Transaction Expense Amount.

1. Payments.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America as provided for herein and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment; Make-Whole. Borrower may prepay this Note, in whole or in part, except as expressly permitted herein. In the event that any principal amount of this Note is prepaid, repaid, redeemed, accelerated, or otherwise satisfied prior to the Maturity Date for any reason (including, without limitation, as a result of a voluntary prepayment, mandatory prepayment, acceleration following an Event of Default, change of control, asset sale, refinancing, or operation of law), Borrower shall concurrently pay to Lender, in addition to the prepayment amount, an amount equal to the interest that would have accrued on the prepaid principal amount from the date of such prepayment through the Maturity Date at the interest rate applicable to this Note (the “Make-Whole Amount”).

1.3. Non-Circumvention. Borrower shall not take, nor permit any affiliate to take, any action or engage in any transaction or series of transactions, the primary purpose or reasonably foreseeable effect of which is to avoid, reduce, defer, or otherwise limit the payment of the Make-Whole Amount or any other amounts payable to Lender under this Note, including, without limitation, through any merger, consolidation, restructuring, recapitalization, liquidation, dissolution, asset sale, change of control, issuance of equity or equity-linked securities, incurrence or refinancing of indebtedness, or payment to any other creditor or equity holder. Any transaction or event resulting in the repayment, satisfaction, extinguishment, or economic replacement of this Note prior to the Maturity Date shall be deemed a prepayment for purposes of this Note and shall trigger the obligation to pay the Make-Whole Amount in full.

1.4. Mandatory Prepayment. Each time Borrower receives any money in connection with any fundraising or financing transaction (including, but not limited to, any warrant exercises, “at the market” financing, equity line of credit or debt financing), it shall immediately make a mandatory prepayment hereunder in an amount equal to the lesser of (a) five percent (5%) of the amount raised in such transaction, and (b) the Outstanding Balance due under this Note as of the closing date of such financing (the “Mandatory Prepayment”), payable within two (2) Trading Days of receiving such amount. For avoidance of doubt, the Mandatory Prepayment shall be subject to the Make-Whole Amount.

2. Security. This Note is secured by the Security Agreement, the Pledge Agreement, and the Guaranty (each as defined in the Purchase Agreement).

3. Trigger Events, Defaults and Remedies.

3.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder within one (1) day after such payment is due; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower enters into a definitive agreement that contemplates a Fundamental Transaction that does not include as a condition to closing the full repayment of this Note, or Borrower consummates a Fundamental Transaction where this Note is not repaid in full at the closing of such Fundamental Transaction; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 3.1 and Section 4 of the Purchase Agreement, and such failure continues for five (5) days; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Ordinary Shares without twenty (20) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $250,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) a non-management supported preliminary proxy is filed against Borrower; or (n) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements, and such failure continues for five (5) days after notice thereof.

3.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

3.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

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3.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 3.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby knowingly, voluntarily and irrevocably waives any rights of offset, counterclaim, defense or recoupment it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

5. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

6. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

7. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement, and subject to Section 9.1 thereof.

8. Amendments. The written consent of both parties hereto shall be required for any change or amendment to this Note.

9. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

10. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

11. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

12. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objectives of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Braiin Limited

By:	/s/ Natraj Balasubramanian
Natraj Balasubramanian, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares or preferred shares, other than an increase in the number of authorized Ordinary Shares or preferred shares, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; provided, however, that none of the foregoing in clause (a) shall constitute a “Fundamental Transaction” to the extent undertaken in the ordinary course of business, whether individually or in the aggregate, including without limitation, (x) acquisitions by Borrower or any of its subsidiaries in which Borrower, directly or indirectly, immediately after giving effect thereto, continues to own, control or have the power to vote a majority of the ordinary voting power of the acquired or surviving entity, (y) internal reorganizations, or restructurings among Borrower and its subsidiaries (including intercompany mergers, asset transfers, contributions and recapitalizations) and (z) any initial public offering of equity securities of Borrower or any subsidiary or related pre or post listing reorganization, recapitalization or restructuring with respect to any subsidiary (including any related pre or post listing restructuring) (clauses (x), (y) and (z) individually and collectively so long as such acquisition does not result in a change of control of Borrower (“Permitted Transactions”), or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A2. “Major Trigger Event” means any Trigger Event occurring under Sections 3.1(a) - 3.1(h).

A3. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A4. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A5. “OID” means original issue discount.

A6. “Ordinary Shares” means Borrower’s ordinary shares, no par value per share and, for avoidance of doubt, shares of the Company’s common stock, $0.0001 par value per share for purposes of trading, settlement and exchange-related purposes in the United States.

A7. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A8. “Outstanding Balance” means as of any date of determination, the Purchase Price, plus the OID and the Transaction Expense Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, and any other fees or charges incurred under this Note.

A9. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A10. “Trading Day” means any day on which Borrower’s principal market is open for trading.

A11. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) twenty percent (20%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided, however, that a Trigger Effect for a Minor Trigger Event may be applied up to two (2) times, and a Trigger Effect for a Major Trigger Event may be applied up to two (2) times.

Exhibit A to Secured Promissory Note, Page 1